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                                                             Exhibit 24(h)(3)(b)


                                 THE KENT FUNDS
                                P.O. BOX 182201
                           COLUMBUS, OHIO 43218-2201


November 19, 1998

BISYS Fund Services, Inc.
3435 Stelzer Road
Columbus, Ohio 43219
Attention:  J. David Huber

     Re:  The Kent Funds (the "Trust")

Dear Mr. Huber:

     The Trust hereby requests, pursuant to the Transfer Agency Agreement dated October 7, 1996 ("Agreement") between BISYS Fund Services, Inc. ("BISYS") and the Trust, that BISYS perform for the following newly created portfolio of the Trust the services described in the Agreement. The compensation to be paid by such portfolio to BISYS for its services is the portfolio's pro rata share of the amount set forth in Schedule C of the Agreement.

                    The Kent Institutional Money Market Fund

     Please acknowledge your consent to the above by signing and returning this letter to the Trust.

                               Very truly yours,

                               THE KENT FUNDS



                               By: /s/ Walter B. Grimm
                                   ------------------------------
                               Title: Chairman and Vice President


Agreed to and Accepted:

BISYS FUND SERVICES, INC.



By: /s/ William J. Tomko
    ---------------------------
Title: Executive Vice President

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